Exhibit 99.2
September 11, 2017

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports August 2017 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported August and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc. (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

Air Group's acquisition of Virgin America took place on Dec. 14, 2016. Operational results below include Virgin America results from pre-acquisition periods for comparison.

AIR GROUP
On a combined basis for all operations, Air Group reported a 5.8 percent increase in traffic on a 5.5 percent increase in capacity compared to August 2016. Load factor increased 0.4 points to 86.2 percent.

The following table shows the operational results for August and year-to-date compared to the prior-year periods(1):

	August			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	4,027	3,936	2.3%	29,519	28,179	4.8%
Revenue passenger miles RPM (000,000) "traffic"	4,784	4,520	5.8%	34,909	32,830	6.3%
Available seat miles ASM (000,000) "capacity"	5,552	5,265	5.5%	41,148	38,987	5.5%
Passenger load factor	86.2%	85.8%	0.4 pts	84.8%	84.2%	0.6 pts

(1)	2016 information has been adjusted to include Virgin America operating results for comparison.

ALASKA
Alaska reported a 6.8 percent increase in traffic on a 6.2 percent increase in capacity compared to August 2016. Load factor increased 0.5 points to 86.7 percent. Alaska also reported 82.8 percent of its flights arrived on time in August 2017, compared to 87.8 percent reported in August 2016.

The following table shows Alaska's operational results for August and year-to-date compared to the prior-year periods:

	August			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	2,414	2,303	4.8%	17,625	16,521	6.7%
RPMs (000,000)	3,233	3,027	6.8%	23,840	22,255	7.1%
ASMs (000,000)	3,732	3,513	6.2%	27,824	26,243	6.0%
Passenger load factor	86.7%	86.2%	0.5 pts	85.7%	84.8%	0.9 pts
On-time arrivals as reported to U.S. DOT	82.8%	87.8%	(5.0) pts	81.5%	88.3%	(6.8) pts

VIRGIN AMERICA
Virgin America traffic increased 2.7 percent on a 3.0 percent increase in capacity compared to August 2016. Load factor decreased 0.3 points to 85.8 percent. Virgin America also reported 66.7 percent of its flights arrived on time in August 2017, compared to 73.9 percent in August 2016.

The following table shows Virgin America operational results for August and year-to-date compared to the prior-year periods:

	August			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	763	744	2.6%	5,492	5,354	2.6%
RPMs (000,000)	1,175	1,144	2.7%	8,405	8,089	3.9%
ASMs (000,000)	1,369	1,329	3.0%	10,007	9,620	4.0%
Passenger load factor	85.8%	86.1%	(0.3) pts	84.0%	84.1%	(0.1) pts
On-time arrivals as reported to U.S. DOT	66.7%	73.9%	(7.2) pts	65.9%	75.8%	(9.9) pts

REGIONAL
Regional traffic increased 7.7 percent on a 6.6 percent increase in capacity compared to August 2016. Load factor increased 0.9 points to 83.4 percent. Regional also reported 76.3 percent of its flights arrived on time in August 2017, compared to 83.1 percent in August 2016.

The following table shows regional operational results for August and year-to-date compared to the prior-year periods:

	August			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	850	889	(4.4)%	6,402	6,304	1.6%
RPMs (000,000)	376	349	7.7%	2,665	2,486	7.2%
ASMs (000,000)	451	423	6.6%	3,317	3,124	6.2%
Passenger load factor	83.4%	82.5%	0.9 pts	80.3%	79.6%	0.7 pts
On-time arrivals as reported to U.S. DOT	76.3%	83.1%	(6.8) pts	78.9%	87.2%	(8.3) pts

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million guests a year to 118 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Learn more about Alaska’s award-winning service and unmatched reliability at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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